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EXHIBIT (a)(1)(E)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Alliance Fiber Optic Products, Inc.
at
$18.50 Per Share
by
Apricot Merger Company
a wholly owned subsidiary of
Corning Incorporated

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, (THE END OF THE DAY) ON MAY 19, 2016
UNLESS THE OFFER IS EXTENDED.

April 21, 2016

To Our Clients:

        Enclosed for your consideration is an offer to purchase, dated April 21, 2016 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal," and together with the Offer to Purchase, the "Offer"), relating to an offer by Apricot Merger Company, a Delaware corporation (the "Purchaser"), a wholly owned subsidiary of Corning Incorporated, a New York corporation ("Corning"), to purchase all of the outstanding shares of common stock, par value $0.001 per share, and the related rights to purchase shares of Series A Preferred Stock distributed to the holders of the common stock of Alliance Fiber Optic Products, Inc., a Delaware corporation ("AFOP"), pursuant to the Amended and Restated Rights Agreement dated March 10, 2011, between AFOP and American Stock Transfer & Trust Company, LLC, as rights agent (each, a "Share" and collectively, the "Shares"), of AFOP, at a price of $18.50 per Share (the "Offer Price"), net to the holder thereof in cash, without interest and less any applicable withholding tax, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal enclosed herewith.

        Holders of Shares whose certificates representing such Shares ("Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

        Your attention is directed to the following:

  1.
  The Offer price is $18.50 per Share, net to the holder thereof in cash, without interest and less any applicable withholding tax.

  2.
  The Offer is made for all outstanding Shares.

  3.
  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 7, 2016 (the "Merger Agreement"), by and among AFOP, Corning and the Purchaser. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, and pursuant to Section 251(h) of the Delaware General Corporation Law (the "DGCL"), the Purchaser will merge with and into AFOP (the "Merger"), with AFOP continuing as the surviving corporation and a wholly owned subsidiary of Corning.

  4.
  On April 7, 2016, the AFOP Board of Directors (the "AFOP Board") unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of AFOP and its stockholders; (ii) approved and declared advisable and in the best interest of AFOP and its stockholders, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (iii) resolved to recommend that the holders of Shares accept the Offer and tender their Shares to the Purchaser in the Offer. Accordingly, and for other reasons described in more detail in AFOP's Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to the stockholders of AFOP in connection with the Offer, the AFOP Board unanimously recommends that AFOP's stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

  5.
  The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, (the end of the day) on May 19, 2016, unless the Offer is extended.

  6.
  There is no financing condition to the Offer. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as described below) (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and (iii) since December 31, 2015, there shall not have occurred any event, change or effect that have had or would have a Material Adverse Effect (as defined in the Merger Agreement) on AFOP. The term "Minimum Condition" is defined in the Offer to Purchase and generally requires that the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of Shares (if any) then beneficially owned by the Purchaser otherwise have, directly or indirectly, voting power, represents at least a majority of the Shares then outstanding (determined on a fully diluted basis, but excluding options and other rights to acquire or obligations to issue Shares that are out of the money or not vested and exercisable). The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 15—"Conditions of the Offer" of the Offer to Purchase.

        The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal and any amendments or supplements thereto. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, the Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Offer will not be made to, nor will the Purchaser accept tenders from or on behalf of, AFOP stockholders in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers to be designated by the Purchaser that are licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

2

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Alliance Fiber Optic Products, Inc.
by
Apricot Merger Company
a wholly owned subsidiary of
Corning Incorporated
$18.50 Per Share

        The undersigned acknowledge(s) receipt of your letter enclosing the offer to purchase, dated April 21, 2016 (as it may be amended or supplemented, the "Offer to Purchase"), and the related letter of transmittal (as it may be amended or supplemented, the "Letter of Transmittal"), pursuant to an offer by Apricot Merger Company, a Delaware corporation (the "Purchaser"), a wholly owned subsidiary of Corning Incorporated, a New York corporation ("Corning"), to purchase all of the outstanding shares of common stock, par value $0.001 per share, and the related rights to purchase shares of Series A Preferred Stock distributed to the holders of the common stock of Alliance Fiber Optic Products, Inc., a Delaware corporation ("AFOP"), pursuant to the Amended and Restated Rights Agreement dated March 10, 2011, between AFOP and American Stock Transfer & Trust Company, LLC, as rights agent (each, a "Share" and collectively, the "Shares"), of AFOP, at a price of $18.50 per Share (the "Offer Price"), net to the holder thereof in cash, without interest and less any applicable withholding tax, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal furnished to the undersigned.

Account Number:

Number of Shares to be Tendered*:

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Dated: , 2016
SIGN HERE
Signature(s)
Print Name(s)
Address(es)
(Area Code) Telephone No.
Tax Identification or Social Security Number(s)

*
Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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  EXHIBIT (a)(1)(E)